Exhibit 99.1

Republic Services, Inc. Elects Thomas W. Handley
and Jennifer M. Kirk to its Board of Directors

PHOENIX (July 27, 2016) - Republic Services, Inc. (NYSE: RSG) announced today that service company and industrial services and chemicals executive Thomas W. Handley and oil and gas executive Jennifer M. Kirk have been elected to its Board of Directors. Republic's Board now consists of 12 total members, including 11 independent directors.

Commenting on these additions to the Board, President and Chief Executive Officer Donald W. Slager said, "We are pleased to welcome Tom and Jennifer to our Board. Their combined expertise in strategic planning, finance and operations, as well as petroleum and service industry experience will serve Republic well as we continue to execute our strategy of profitable growth through differentiation. We look forward to working with them and welcome their experience and counsel."

Tom Handley, 61, serves as president and chief operating officer for Ecolab, Inc., responsible for providing leadership, management and strategic counsel for seven of Ecolab’s eight business sectors. Ecolab, a $13.5 billion company, delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for businesses in more than 170 countries around the world. Mr. Handley serves on Republic Services’ Management Development & Compensation Committee and the Nominating & Corporate Governance Committee.

Jennifer Kirk, 41, is vice president, controller and principal accounting officer of Occidental Petroleum Corporation, the third largest U.S. oil and gas company based on market capitalization with oil and gas, midstream and chemical operations in the United States, Middle East and Latin America. She is responsible for the direct oversight of all company financial activities, including financial reporting, accounting, compliance and internal controls. She is an accredited petroleum accountant with 20 years of experience. Ms. Kirk serves on the Republic Services’ Audit Committee and the Sustainability & Corporate Responsibility Committee.

About Republic Services
Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:
Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@republicservices.com	investor@republicservices.com

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